UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2015 (March 19, 2015)

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2015, Syniverse Holdings, Inc. (“Syniverse” or the “Company”), announced that David W. Hitchcock has been appointed Executive Vice President, Global Product Management and Development, effective April 1, 2015. Mr. Hitchcock has served as Chief Financial and Administrative Officer of the Company since 2007.

On March 19, 2015, the Company also announced that Robert F. Reich, age 55, will join the Company as Executive Vice President and Chief Financial Officer, also effective as of April 1, 2015. Mr. Reich has served as Senior Vice President and Chief Financial Officer of Hawaiian Telcom Holdco, Inc. (“Hawaiian Telcom”) since May 2008, where he has overseen Hawaiian Telcom’s financial operations, including financial analysis and reporting, corporate and regulatory accounting, tax, risk management, treasury and investor relations. Prior to joining Hawaiian Telcom, Mr. Reich was Vice President, Controller and Treasury of McLeodUSA Incorporated. Mr. Reich tendered his resignation as Senior Vice President and Chief Financial Officer of Hawaiian Telcom on March 6, 2015 and his last day of employment at Hawaiian Telcom is expected to be March 28, 2015. Mr. Reich is a certified public accountant. A copy of the press release announcing Mr. Hitchcock’s new position and Mr. Reich’s appointment is attached hereto as Exhibit 99.1.

Neither Mr. Hitchcock nor Mr. Reich has any family relationships with any of the Company’s directors or executive officers and neither is a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

Syniverse Corporation and Mr. Reich have entered into an Employment Agreement (the “Employment Agreement”) for an initial term of three years, with automatic one-year extensions. Under the Employment Agreement, Mr. Reich will receive an annual base salary of $400,000 and have an opportunity to earn an annual bonus equal to 75% of his base salary if Syniverse achieves the performance objectives set by the Compensation Committee for the applicable year and equal to up to 150% of his base salary if Syniverse exceeds such performance objectives. Mr. Reich is also entitled to be reimbursed for up to $10,000 of the cost of relocation to the Company’s headquarters in Tampa, Florida.

On April 1, 2015 Syniverse Corporation will grant Mr. Reich an option to purchase 500,000 shares of common stock of Syniverse Corporation under the 2011 Equity Incentive Plan (the “Option”). The exercise price of the Option shall equal the fair market value of a share of common stock on the date of grant. The Option will vest upon a change of control (as defined in the Employment Agreement), subject to Mr. Reich’s continued employment through such date. Mr. Reich will also have the right to purchase shares of Company common stock for 30 days after his start date at its then fair market value.

Pursuant to the Employment Agreement, Mr. Reich will be entitled to receive severance benefits if (i) his employment is terminated by the Company without cause (as defined in the Employment Agreement) or by reason of his disability (as defined in the Employment Agreement), (ii) he resigns for good reason (as defined in the Employment Agreement), (iii) his employment terminates by reason of the Company’s non-renewal of the agreement, (iv) his employment terminates by reason of his death, or (v) his employment is terminated purportedly for cause but without following the specified procedures for such a termination in the

Employment Agreement. In each such case, Mr. Reich will be entitled to the following benefits: (i) a severance payment equal to one times his then-current base salary, payable in installments over one year; (ii) an amount equal to his target bonus for the then-current fiscal year, payable at such time as the bonus would have been paid absent the executive’s termination of employment; and (iii) payment of the employee-portion of any COBRA premiums for 12 months. If Mr. Reich’s employment terminates prior to April 1, 2020, with respect to the portion of the Option to be granted on April 1, 2015 that vests based on continued service, the additional percentage of the Option that would have otherwise become vested and exercisable had Mr. Reich remained employed by the Company through the vesting date next following the date of termination will vest. His unvested options shall remain outstanding until the 181st day after his termination and will vest if a change in control is consummated prior to such date. Severance and accelerated option vesting is subject to execution and delivery of a release and his continued compliance with the restrictive covenants contained in the Employment Agreement.

Mr. Reich has also agreed not to compete with us anywhere in the world or to solicit our employees for a period of one year following the termination of his employment with the Company.

A copy of Mr. Reich’s Employment Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of March 19, 2015 among Syniverse Corporation and Robert F. Reich.

99.1	Press Release dated March 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2015

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel